Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Properties Receives Financing Commitments to Increase Total Borrowings Under Credit Facilities up to $2.87 Billion

Weighted Average Coupon on Expected $752 Million of 9.7 Year Average Term Property-Level Secured Debt Locked in at 4.70%

New York, New York, December 20, 2013 – American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: ARCP) announced today that it has received commitments from various lenders to increase aggregate borrowings under its credit facilities up to $2.87 billion and fixed the interest rate on secured acquisition financing, successfully obtaining low-cost property-level debt with an average duration of 9.7 years at a weighted average coupon of 4.70%. ARCP believes this financing will position it to complete its previously announced acquisitions and fund its organic growth, enabling ARCP to “de-risk” its balance sheet and properly position it for future growth.

David S. Kay, President of ARCP, noted, “We are gratified to have received resounding support from our lenders who have pledged over $1 billion of new commitments to our credit facility. Moreover, with the fixed rate, low-cost mortgage financing we have secured, we have properly positioned our balance sheet in order to facilitate the completion of our pending transactions and enhanced our flexibility as we continue to grow our business. Our balance sheet strength will enable us to maintain and secure our position as the dominant net lease REIT.”

Lisa Beeson, Chief Operating Officer of ARCP, added, “As we grow toward a company with an enterprise value of over $21 billion, we will be supported by our strong balance sheet and expanded financing capacity. Our lending partners’ commitments and our investment grade credit rating will allow us to cost efficiently fund our growth.”

Brian S. Block, Chief Financial Officer of ARCP, commented, “These financings are consistent with our commitment to maintain a very competitive cost of capital, eliminate floating rate debt exposure and de-risk our balance sheet. The new fixed rate mortgage debt, along with $287.5 million of five year convertible notes at 3.00% and $402.5 million of seven year convertible notes at 3.75%, provide for an expected $1.44 billion of fixed rate debt with a weighted average coupon of 4.10% and average term of 8.0 years to help fund, in part, our pending acquisitions and further extend our debt maturities.”

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Anthony J. DeFazio	Brian S. Block, EVP and CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)